UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 28, 2005

Erie Indemnity Company
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	0-24000	25-0466020
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

100 Erie Insurance Place, Erie, Pennsylvania		16530
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(814)870-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On February 22, 2005, the Board of Directors of Erie Indemnity Company (the "Company") approved the company performance goals and measures to be used for the January 1, 2005 to December 31, 2005 performance period under the Company’s Annual Incentive Plan (the "AIP"), and the 2005-2007 performance period under the Company’s Long-Term Incentive Plan (the "LTIP"). The participants in the AIP and LTIP include the Company’s President and Chief Executive Officer, Executive Vice Presidents, Senior Vice Presidents and Regional Vice Presidents.

Under the AIP, the Board of Directors determined that company incentive awards would be based on the growth in direct written premiums of the combined property and casualty insurance operations and the operating ratio of the combined property and casualty insurance operations of the Erie Insurance Group, adjusted to eliminate the profit component of the management fee accrued to the Company plus any service charges and investment income of the Company. The Board of Directors approved a weighting of 80% to operating ratio and 20% to growth in direct written premium.

Performance measures under the LTIP were weighted (i) 80% to the Company’s combined ratio, after policyholder dividends, of the combined property and casualty insurance companies of the Erie Insurance Group, adjusted to eliminate the profit component of the management fee accrued to the Company, and including any service charges collected by the Company; (ii) 10% to growth in direct written premiums of the combined property and casualty insurance operations; and (iii) 10% to total return on invested assets (including net investment income, realized and unrealized gains and losses) of the property and casualty insurance companies of the Erie Insurance Group and the Company. The Company’s results are then compared to the results for a peer group of companies for the three-year performance period.

The AIP and LTIP documents were previously filed as Exhibits 10.83 and 10.84 in the Company's Form 10-K annual report filed with the Commission on February 24, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Erie Indemnity Company

February 28, 2005	By:	Philip A. Garcia

Name: Philip A. Garcia
Title: Executive Vice President & CFO